Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Finance of America Companies Inc.

Irving, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-256453 and No. 333-261461) of Finance of America Companies Inc. of our report dated March 15, 2022, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 15, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.